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                                                               EXHIBIT 20.1



                                      NEWS
                        [MICHAEL FOODS INC. LETTERHEAD]


Contact:  MARK D. WITMER
          Director of Corporate Communications
          (612) 546-1500

For Immediate Release

     MICHAEL FOODS COMPLETES ACQUISITION OF PAPETTI'S HYGRADE EGG PRODUCTS

     Minneapolis, February 26 -- Michael Foods, Inc. (Nasdaq\NMS:MIKL) announced today that it has completed the previously announced acquisition of Papetti's Hygrade Egg Products, Inc. and its affiliates ("Papetti's"). The consideration included cash and stock in the amount of approximately $82.8 million, including approximately 3.2 million shares of Michael Foods common stock. Additionally, Michael Foods assumed approximately $23.4 million of Papetti's debt. The acquisition will be accounted for as a purchase. Papetti's, based in Elizabeth, New Jersey, is the world's largest further processed egg products producer with annual sales in excess $300 million.

     Commenting on the acquisition, Gregg A. Ostrander, President and CEO of Michael Foods, said, "We are excited about building the world's most dynamic egg products company together with the Papetti family and the Papetti's employees. The depth and breadth of our combined product development, processing, sales and customer service capabilities will be unparalleled in the egg products industry. We will now aggressively pursue the operating synergies we see before us as we coordinate the operations of our Papetti's and M.G. Waldbaum egg products subsidiaries."

     Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M.G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.


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     2-26-97

                                                                EXHIBIT 20.1



                                      NEWS
                        [MICHAEL FOODS INC. LETTERHEAD]


Contact:  MARK D. WITMER
          Director of Corporate Communications
          (612) 546-1500

For Immediate Release

     MICHAEL FOODS COMPLETES DEBT FINANCING

     Minneapolis, February 26 -- Michael Foods, Inc. (Nasdaq\NMS:MIKL) announced today that it has completed a $125 million private placement of senior notes. The notes were placed with various insurance company investors, mature in February, 2009 and were priced to yield 7.58%. Proceeds will be used in finance the acquisition of Papetti's Hygrade Egg Products, Inc., to refinance debt assumed in both that transaction and in a pending merger with North Star Universal, Inc., and for general corporate purposes. Prudential Securities acted as placement agent in the transaction.

     Michael Foods, Inc. is diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M.G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.

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     2-26-97